Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 3, 2000)                Registration No. 333-46496



                               ALZA Corporation

                                $1,090,000,000

     3% Zero Coupon Convertible Subordinated Debentures due July 28, 2020


         This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell the ALZA debentures that those persons own.

                            SELLING SECURITYHOLDERS

         The information set forth under the caption "Selling Securityholders" in the ALZA prospectus dated November 3, 2000, relating to ALZA's 3% Zero Coupon Convertible Subordinated Debentures due July 28, 2020, as supplemented on November 30, 2000, January 5, 2001, March 1, 2001, June 18, 2001 and August 14, 2001, is supplemented to add the following:

                                                      Principal                                   Principal
                                                       Amount            Percentage of             Amount
                 Name of Selling                    Beneficially          Outstanding          Registered for
               Securityholder (1)                     Owned($)          ALZA Debentures        Sale Hereby($)
               ------------------                    ----------        -----------------      ---------------
1976 Distribution Trust FBO Jane A. Lauder             45,000                   *                   45,000

2000 Revocable Trust FBO A.R. Lauder/Zinterhofer       15,000                   *                   15,000

Arapahoe County Colorado                              109,000                   *                  109,000

British Virgin Islands Social Security Board           82,000                   *                   82,000

City University of New York                           270,000                   *                  270,000

Commonwealth Professional Assurance Company c/o     1,250,000                   *                1,250,000
   Income Research & Management

GLG Market Neutral Fund                             5,725,000                   *                5,725,000

Grady Hospital Foundation                             231,000                   *                  231,000

Independence Blue Cross                               224,000                   *                  224,000

Local Initiatives Support Corporation                 101,000                   *                  101,000

Lutheran Brotherhood                               14,000,000                 1.3%              14,000,000

Merrill Lynch Insurance Group                         533,000                   *                  533,000

Nabisco Holdings                                       62,000                   *                   62,000

New Orleans Firefighters Pension/Relief Fund          244,000                   *                  244,000

Occidental Petroleum Corporation                      412,000                   *                  412,000

Ohio Bureau of Workers Compensation                   287,000                   *                  287,000

Oppenheimer Convertible Securities Fund            12,000,000                 1.1%               8,000,000

Raytheon Master Pension Trust                         867,000                   *                  867,000

RJR Reynolds                                          207,000                   *                  207,000

Shell Pension Trust                                   587,000                   *                  587,000

State of Maryland Retirement Agency                 5,658,000                   *                5,658,000

The Class IC Company, Ltd.                          3,275,000                   *                3,275,000

The Grable Foundation                                 192,000                   *                  192,000

                                                      Principal                                   Principal
                                                       Amount            Percentage of             Amount
                 Name of Selling                    Beneficially          Outstanding          Registered for
               Securityholder (1)                     Owned($)          ALZA Debentures        Sale Hereby($)
               ------------------                    ----------        -----------------      ---------------
Tufts Associated Health Plan c/o Income Research &  2,000,000                   *                 2,000,000
   Management

University of Massachusetts c/o Income Research &     275,000                   *                   275,000
  Management

Westfield Insurance Company                         4,000,000                   *                 4,000,000

---------------
(1)    The information set forth herein is as of August 27, 2001.


* Represents beneficial ownership of less than 1% of the aggregate principal amount of ALZA debentures outstanding as of August 27, 2001.


               The date of this prospectus is August 31, 2001.